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                                                                    EXHIBIT 99.2


[SEAL]                         Department of Justice

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FOR IMMEDIATE RELEASE                                                         AT
FRIDAY, FEBRUARY 23, 2001                                          (202)514-2007
WWW.USDOJ.GOV                                                  TDD (202)514-1888

         SENSIENT RESTRUCTURES SALE OF ITS RED STAR YEAST DIVISION TO
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                ADDRESS JUSTICE DEPARTMENT'S ANTITRUST CONCERNS
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                  Competition in Fresh Yeast Market Will Remain


     Washington, D.C., -- The Department of Justice today announced that Sensient Technologies Corporation has agreed to restructure its plans to sell its Red Star Yeast Division to Lesaffre et Cie., by abandoning its sale of its equity interest in Minn-Dak Yeast Company, in order to resolve the Department's antitrust concerns. The Department said that the deal as originally proposed would have reduced the number of fresh yeast producers in the United States from four to three, resulting in higher prices for customers-large commercial bakeries that produce breads, rolls, and other baked goods.

     Under the terms of the restructured transaction, Sensient will retain its equity interest in Minn-Dak, a yeast manufacturing facility jointly owned by Sensient and a farmers' cooperative that supplied fresh yeast to Red Star. Sensient will sell the remainder of its Red Star Yeast Division to Lesaffre. The restructured transaction will ensure that customers will continue to have four independent sources of supply for fresh yeast.

     Sensient, a Wisconsin corporation, is headquartered in Milwaukee. It is a leading supplier of colors, flavors and fragrances. Sensient reported revenues of more than $920 million in 1999.




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     Lesaffre, a French corporation, is a privately held firm based in Lille
France. It is the world's largest yeast producer.

     Minn-Dak Yeast Company is a yeast producer, whose corporate offices and manufacturing facility are in Wahpeton, South Dakota. Sales and marketing operations are located in Milwaukee. Minn-Dak is a private joint venture. Minn-Dak Farmers Cooperative owns 80 percent of its shares and Sensient owns the remaining 20 percent. Minn-Dak Farmers Cooperative, also based in Wahpeton, is a sugar beet growers cooperative that processes beets into sugar and molasses.

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